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                                                                    EXHIBIT 23.3



                CONSENT OF ARTHUR ANDERSEN, INDEPENDENT AUDITORS

As independent auditors, we hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1995 Stock Option Plan and 1995 Employee Stock Purchase Plan of SDL, Inc. of our report dated 15 December 1998, with respect to the consolidated financial statements of IOC International plc as at 30 September 1998 and 1997 and for the three years ended 30 September 1998 included in SDL, Inc.'s Current Report on Form 8-K dated May 18, 1999, filed with the Securities and Exchange Commission. It should be noted that we have not audited any financial statements of IOC International plc subsequent to 30 September 1998 or performed any audit procedures subsequent to the date of our report.



/s/ Arthur Andersen
Chartered Accountants
Cambridge England
6 August, 1999